Exhibit 10.1

Hosting Agreement

This Hosting Agreement (this "Agreement") is entered into between HORIZON MINING LTD ("HML") and SonicHash LLC (the "Client") on May 1, 2022 (the "Effective Date"). HML and the client are referred to in this agreement individually as a "Party" or collectively as the "Parties".

Background

Whereas, HML manages the operations of the Data Center (the "DC") located in the

State of Georgia .

Whereas, the client desires that HML escrow and host certain client equipment (hereinafter, the "Equipment") at the DC on or about the expected commencement date in accordance with the terms and conditions contained in this agreement.

Therefore, in consideration of the promises, mutual covenants and agreements contained herein and other valid and valuable consideration received in full, the parties hereto agree to the terms and conditions contained in this agreement.

1.	Effective Date; Term

1.            This agreement is entered into between HML and the client and shall be construed to be effective as of the effective date, regardless of when it was signed by the parties.

2.            This agreement shall enter into force on the effective date for an initial term of 1 year.

2.	Hosting of Equipment

1.            The parties agree to host the equipment at the DC in accordance with the requirements of this agreement and any addenda added to this agreement by mutual agreement of the Parties.

2.            The parties shall agree on the quantity of equipment. By mutual agreement, the equipment will be delivered and installed in multiple lots.

3.            HML shall enter into an adequate power contract to meet the cumulative energy requirements of the equipment.

4.            The client will bear the cost of delivering each shipment to HML at its own expense.

5.            The client will bear its own costs for loading and unloading each shipment upon arrival at DC.

6.            The parties agree that the provision of hosting services does not constitute a lease of any real property, but rather constitutes a non-transferable, revocable (subject only to the terms set forth herein) license to use the DC space to the client in accordance with the terms of this agreement.

7.            HML shall assist the client in the removal of the equipment upon termination of this agreement.

3.	Use of Equipment

1.            The client represents that it will not engage in any activity that violates applicable laws in connection with its use of the equipment. The client acknowledges that it is solely responsible for ensuring that client transmits and receives information related to its use of the equipment in a manner that complies with all applicable laws. The client agrees to indemnify, defend and hold harmless HML from any and all costs and expenses arising from claims that the client uses the equipment or services to (i) constitute or encourage a violation of any applicable law, including the sale of illegal goods or violation of export control or obscenity laws; (ii) infringe or cause infringement or otherwise violates the rights of any third party, including, but not limited to any intellectual property, commercial, contractual or fiduciary rights; or (iii) cause any loss or damage to the client, HML or any third party, unless such loss or damage is caused by the negligence or willful misconduct of HML; or (v) constitute unethical marketing practices; unless any such costs and expenses are judicially determined to be caused solely or primarily by the gross negligence or willful misconduct of HML. The client will be solely responsible for all fees, costs, expenses and claims arising from the client's operation of the equipment, including all mining activities.

4.	Services

The services provided by HML (the "Services") shall include, but not be limited to, the following:

1.            Installation services. HML may provide the installation services specified in Section 2 above, including but not limited to the proper installation of the equipment at DC (the "Installation Services"). The client may also install the equipment itself, which shall be done under the supervision of HML to ensure that there is no safety risk during the installation of the equipment.

2.            Loading and unloading services. HML can provide loading and unloading services, including but not limited to the proper and safe loading and unloading of equipment at DC (the "Loading and Unloading Services").

3.            Hosting services. HML shall provide all applications, systems, space, interfaces, IT infrastructure or functionality required for the proper functioning of the hosted client equipment (the "Hosting Services").

4.            Physical security. HML shall provide reasonable and customary security measures at DC, including but not limited to security systems, security cameras, security personnel and other security items or procedures. If any equipment is lost or damaged as a result of breach of agreement, misconduct or negligence by HML, HML shall indemnify the client for such loss or damage.

5.            Electricity services. HML shall cause the local utility service provider or other third party to provide electric service in accordance with its terms and conditions. The parties agree that the electricity consumption contemplated by this agreement does not require the use of backup generation and/or storage measures at an economic level. Accordingly, HML makes no representations or warranties with respect to backup generation and/or storage measures and will use its reasonable best efforts to provide power.

6.            Internet services. Once the device reaches the DC, the HML should provide an Internet connection with a rated rate of 40Mbit/s or higher.

7.            Parts and inventory management. HML shall be responsible for the safe storage and management of the equipment. HML shall maintain the necessary inventory levels to meet the intended functions described in the preceding paragraph.

5.	Service Fees

1.            Hosting fees: In consideration for all services provided under this agreement, HML will charge the fees set forth in Exhibit 2 (the "Hosting Fees"). The hosting fees will be paid at the full expected level of the equipment in operation for the month, with each month's payment being made at least ten (10) days prior to the accounting closing period.

2.            Taxes: The client is responsible for the payment of all taxes, fees or assessments and other charges that may be imposed on the client by any governmental agency in connection with this agreement or any activity contemplated hereunder. Any sales tax applicable to the hosting fees will be charged to the client. HML is responsible for payment of any income tax associated with amounts received from the client.

3.            Deposit: The client shall prepay to HML a deposit for each unit to be installed at DC at the rate specified in Appendix 2, which must be received by HML at least thirty (30) days prior to the installation of the applicable equipment at the applicable DC. It shall be refunded to the client's designated account within seven (7) business days after the client vacates the DC and provided no amounts are owed.

4.            Installation costs: The client installs the equipment independently, and there is no installation costs.

5.            Loading and unloading costs: The client shall pay to HML the loading and unloading costs for the equipment to be installed at DC in accordance with the rates that specified in Appendix 2.

6.            Payment method: All payments shall be made by the client to the appropriate account of HML as described in Appendix 3.

6.	Ownership and Intellectual Property

1.            The parties acknowledge and agree that the equipment referred to in this agreement is the sole property of the client, or that the client has full rights to control such equipment (as determined by the client).

2.            As between the parties, each party is the owner of all intellectual property rights in the software, hardware and other application/technical data (the "Intellectual Property") provided by such party. HML and the client each grant or will cause to be granted to the other a license to use the intellectual property owned by one party that the other party needs to use for the purpose of performing the services during the term of this agreement. The license does not grant either party any right to use the intellectual property beyond the scope of use; specifically, neither party may sell, license, grant any rights in, or market any aspect of the intellectual property. Each license is granted on a non-transferable, non-sublicensable and non-exclusive basis.

3.            When HML or the client provides third party licenses to each other, they will (a) inform each other of the applicable license terms; and (b) comply with such terms.

4.            HML shall defend and indemnify the client against any amounts payable to third parties for infringement of third party intellectual property rights resulting from the use of the services by the client. The client shall defend and indemnify HML against any amounts payable to third parties in respect of infringement of third party intellectual property rights by HML as a result of the provision of services to the client.

5.            Except as otherwise agreed herein, neither party shall sell, or create any mortgage, lien or encumbrance of any kind on, the equipment, intellectual property, results or productivity owned by the other party.

7.	Force Majeure

1.            The term "force majeure" or "force majeure event" shall mean an event beyond the reasonable control of the affected party that occurs through no fault or negligence of the party. Force majeure events include, but are not limited to, acts of God, fire, explosion, earthquake, drought, tsunami, flood, hurricane, other extreme weather, natural disasters, war, hostilities, invasion, embargo, insurrection, revolution, ionizing radiation or radioactive contamination from any nuclear fuel or waste, riots, unrest, strikes, acts of terrorism, etc. The term force majeure shall also include interruptions caused by ancillary service providers of HML that are beyond the reasonable control of HML. For example, HML is not responsible when an Internet provider or power provider stops providing service to a DC, when a government agency interferes with a service connection, when the power line supplying power to a DC is destroyed, or when repairs are made to an external Internet line.

2.            The party claiming a force majeure event must use its commercially reasonable efforts to eliminate, overcome or minimize the effects of the force majeure event as soon as possible.

3.            If an event of force majeure continues for more than thirty (30) days, either party may terminate this agreement by giving at least twenty (20) days prior notice to the other party.

8.	Term and Termination

1.            Start date. This agreement shall be effective as of the effective date, regardless of when it is executed by the parties. Thereafter, the "Start Date" shall be the date that the equipment is first brought online and functioning properly. The start date shall commence with the initial term. The parties shall cooperate with each other in order to make the start date effective on or about the anticipated start date.

2.            Renewal. At the end of the initial term and any subsequent term, this agreement may be renewed by mutual written consent of the parties. If the parties do not agree thereon, this agreement shall terminate at the expiration of the current term.

3.            Termination for cause. If any material breach occurs by either party in the performance of any of its duties or obligations under this agreement and such breach is not materially cured within thirty (30) calendar days after written notice is given to the defaulting party specifying the nature of the breach, the observant party may terminate this agreement by giving written notice to the defaulting party and on the date specified in the termination notice.

4.            Termination due to insolvency or bankruptcy. Either party may terminate this agreement immediately by written notice to the other party in the following circumstances:

a.            The liquidation or insolvency of the other party.

b.            The appointment of a receiver or similar commissioner for the other party.

c.            The other party makes an assignment for the benefit of all or substantially all of its creditors.

d.            The other party agrees on the composition, extension or readjustment of all or substantially all of its obligations; or

e.            A petition in bankruptcy is filed by or against the other party to seek relief or reorganization under any bankruptcy or debtor law.

Signature Page

Singer

Official authorized representative of HORIZON MINING LTD

Signature: /s/ Yi Cui

Name: Yi Cui

Title:

Singer

Official authorized representative of

SonicHash LLC

Signature： /s/ Jiaming Li

Name：Jiaming Li

Title: Director